UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Lyondell Chemical Company

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This filing contains the text of an announcement from Dan F. Smith, Chairman, President and Chief Executive Officer of Lyondell Chemical Company, posted on Lyondell's internal website to all employees.

Announcement to all employees:

This is Dan Smith with a message to all employees.

I’d like to talk for a few minutes about the status of our transaction with Basell, but first I want to take a moment to offer my personal congratulations to each of you. Our safety performance across the company has been very good so far this year, matching our best-ever safety record for the same period in 2006. Of course, safety isn’t about statistics.  It’s about achieving our goal of a workplace where no one is hurt -- ever. At work or at home, I urge you to rededicate yourself daily to keeping yourself … and your colleagues … safe.

I also want to recognize your accomplishments in environmental performance. I’m proud of what you continue to achieve in these important areas, and I urge you never to be satisfied. As we progress toward the close of our merger with Basell, it’s more important than ever that we maintain our focus on the continued safe and efficient operation of our businesses.

Over the past few weeks, we’ve made significant progress toward closing the transaction. Several important decisions have been made and, to the extent possible, I want to share them with you as they occur.

As I wrote in my message to employees on ION last Friday, I’ve been offered the position of Chairman of the new, combined company.  I expect to meet again with Len Blavatnik, the new company’s owner, soon to discuss that opportunity.

In addition, Volker Trautz, currently CEO of Basell, has been offered, and has accepted, the position of CEO of the combined company. This important step allows us to begin setting up the new organization.

Volker is here with us this week in Houston, meeting with many Lyondell officers as he begins the process of creating our new, post-close organization. As co-leaders of the merger steering team, he and I are continuing our work together planning for integration activities.

You’re probably wondering if we’re getting close to having a new name for the combined company. Thanks to your creative suggestions, I’m happy to report we are making good progress.  During a single week, Lyondell employees around the world submitted more than 12 hundred suggestions for the company name, and Basell employees offered 900 more. We and Basell are evaluating those names now, and we’re conducting trademark searches on a number of finalists. Before too long, we look forward to sharing the results with you.

Speaking of sharing, I’d like to be able to visit personally with you soon and talk more about the opportunities we have ahead as we build an even larger and stronger global leader. As soon as I can, I will plan to meet with as many of you as possible, and our Officers will be conducting regular quarterly employee meetings early next month.

Until then, please keep in mind our most important priorities: the continued safe, reliable operation of our business – and ensuring the success of the new, combined company.

Ultimately, this merger is an acknowledgement of the tremendous accomplishments that together we have achieved in building Lyondell over the years. Your continued contributions will be critical to assuring the success of the combined company.

We’ll keep you informed as the Steering Team makes important decisions about things such as organizational structure and headquarters location. In the meantime, please continue to engage in dialog with your supervisor and keep submitting inquiries to the “questions” mailbox.  Again, thank you.  There are exciting days ahead!

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In connection with the solicitation of proxies by Lyondell Chemical Company with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company has filed a preliminary proxy statement and plans to file with the Securities and Exchange Commission a definitive proxy statement. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE EACH CONTAINS IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's web site at www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company's website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be "participants" in the solicitation is set forth in the Company's preliminary proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.